Exhibit 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com

PMC Commercial Trust Announces Fourth Quarter and Year-End Financial Results

PMC Commercial Trust

NYSE MKT (Symbol PCC)

www.pmctrust.com

Dallas, TX	March 15, 2013

PMC Commercial Trust (NYSE MKT: PCC) announced fourth quarter and year-end financial results today.

Year End Overview:

•	We had a loss from continuing operations of $1,356,000 ($0.13 loss per share) and a net loss of $2,179,000 ($0.21 loss per share) for the year ended December 31, 2012.

•

The primary reasons for the loss in 2012 were costs of $3,870,000 related to the evaluation of strategic alternatives and an expense of $2,114,000 for severance and related benefits related to the departure of our former Chief Executive Officer.

•	Our operating income and net income (before strategic alternative and severance costs) were $4,628,000 and $3,805,000, respectively, during the year ended 2012.

•	During 2011, our income from continuing operations was $4,692,000 ($0.44 per share) and our net income was $3,647,000 ($0.34 per share).

•	Adjusting for strategic alternative costs of $778,000 incurred in 2011, our operating income and net income during 2011 were $5,470,000 and $4,425,000, respectively.

•

The primary reason for the $842,000 decrease in our operating income and $620,000 decrease in net income (before strategic alternative costs and severance costs) was an increase in our provision for loan losses which increased by $1,474,000 to $1,934,000 during 2012 from $460,000 in 2011.

•

Partially offsetting the increase in provision for loan losses were (1) an increase in premium income recognized of $439,000 and (2) decreased losses from discontinued operations, net of tax, of $222,000.

Fourth Quarter Overview:

•	We had a loss from continuing operations of $1,902,000 ($0.18 loss per share) and a net loss of $2,082,000 ($0.20 per share) for the quarter ended December 31, 2012.

•

During the quarter ended December 31, 2012, our loss from continuing operations and net loss included $247,000 of expenses related to the evaluation of strategic alternatives and $2,114,000 of severance and related benefits expense. The special committee formed to evaluate strategic alternatives was disbanded in the fourth quarter of 2012.

•

Before the impact of strategic alternative and severance costs, our income from continuing operations was $459,000 during the fourth quarter of 2012 compared to $1,818,000 during the fourth quarter of 2011.

PMC COMMERCIAL TRUST	Earnings Press Release	March 15, 2013

•

The primary reason for the reduction in operating income and net income was an increase in our provision for loan losses that increased by $1,190,000 to $1,288,000 during the fourth quarter of 2012 from $98,000 during the fourth quarter of 2011.

Portfolio Overview:

•	Total serviced loan portfolio increased to $313.5 million at December 31, 2012 up from $311.2 million at September 30, 2012 and $297.5 million at December 31, 2011

•	During the fourth quarter of 2012 we originated $7.2 million of SBA 7(a) loans compared to $9.5 million in the third quarter of 2012 and $12.3 million during the fourth quarter of 2011

•	During the year ended December 31, 2012, we originated $34.8 million of SBA 7(a) loans compared to $33.7 million during 2011

Management Remarks

Jan F. Salit, Chairman of the Board of Trust Managers, stated, “As previously released, the special committee and its advisors, after extensive discussions and due diligence, concluded that it was necessary to terminate its discussions with a potential strategic partner. The costs associated with this evaluation and process had a significant negative impact on our bottom line.

“In 2012, we continued to focus on SBA 7(a) originations primarily to the hospitality industry. This program provides PMC with the most efficient utilization of funds as we sell the government guaranteed portion of each loan into the secondary market. During 2012, we funded approximately $35 million of SBA 7(a) loans and anticipate our fundings to increase to between $40 million and $50 million in 2013. We anticipate total loan fundings to be between $55 million and $65 million in 2013 with the sources of the non-7(a) fundings being SBIC debentures and selective use of our revolving credit facility.

“Although recent performance and the outlook of the hospitality industry appears strong, certain regional markets continue to be affected negatively in this economy. As a result, during the year-end loan valuation review, we increased loan loss reserves primarily as a result of the deterioration of the performance of a few problem loans.”

Financial Results

Fourth Quarter of 2012 vs. Fourth Quarter of 2011

The Operating Loss for the fourth quarter of 2012 was $1,902,000 (a loss of $0.18 per share) compared to Operating Income of $1,101,000 ($0.10 per share) during the fourth quarter of 2011. Our Net Loss was $2,082,000, (a loss of $0.20 per share) during the fourth quarter of 2012 compared to Net Income of $659,000 ($0.06 per share), for the fourth quarter of 2011.

The primary reason for the reduction in Operating Income (Loss) and Net Income (Loss) of $3,003,000 and $2,741,000, respectively, were severance and related benefits expense of $2,114,000 incurred during the fourth quarter of 2012 and an increase in provision for loan losses of $1,190,000 from $98,000 during the fourth quarter of 2011 to $1,288,000 during the fourth quarter of 2012.

Partially offsetting these reductions in earnings was a decrease in strategic alternative costs of $470,000 from $717,000 during the fourth quarter of 2011 to $247,000 during the fourth quarter of 2012. In addition, we had a reduction in losses from our discontinued operations, net of tax, of $262,000 during the fourth quarter of 2012 compared to the fourth quarter of 2011 as a result of reduced impairment charges and a deferred tax benefit during 2012 on our real estate owned (“REO”).

PMC COMMERCIAL TRUST	Earnings Press Release	March 15, 2013

Fourth Quarter of 2012 vs. Third Quarter of 2012

Our Operating Income (Loss) decreased by $2,547,000 to ($1,902,000) (($0.18) per share) during the fourth quarter of 2012 from $645,000 ($0.06 per share) during the third quarter of 2012. Our Net Income (loss) decreased by $2,555,000 to ($2,082,000), or ($0.20) per share, during the fourth quarter of 2012 compared to $473,000, or $0.04 per share, for the third quarter of 2012. While costs associated with evaluation of strategic alternatives decreased by $1,174,000, the benefit was offset by severance and related benefits expense of $2,114,000 and an increase of $1,235,000 in provision for loan losses.

Interest Rate Sensitivity

•	Approximately 83% of our retained loans at December 31, 2012 had variable interest rates.

•	Approximately 53% of our retained loans at December 31, 2012 had interest rates based on LIBOR.

•	The base LIBOR charged to our borrowers during the fourth quarter of 2012 was 0.36% compared to 0.46% during the third quarter of 2012 and 0.37% during the fourth quarter of 2011.

•	The base LIBOR for the first quarter of 2013 has been set at 0.31%.

•	The average base LIBOR charged to our borrowers during 2012 was 0.47% compared to 0.31% during 2011.

Financial Position

•	Our total assets decreased to $247.7 million at December 31, 2012 compared to $254.3 million at September 30, 2012 and $251.2 million at December 31, 2011.

•	Our total serviced loan portfolio increased to $313.5 million at December 31, 2012 up from $311.2 million at September 30, 2012 and $297.5 million at December 31, 2011.

•	Our outstanding retained loan portfolio decreased to $242.1 million at December 31, 2012 from $243.7 million at September 30, 2012 and up from $236.1 million at December 31, 2011.

Originations

•	During the fourth quarter of 2012 we originated $7.2 million of SBA 7(a) loans compared to $9.5 million in the third quarter of 2012 and $12.3 million during the fourth quarter of 2011.

•	During the year ended December 31, 2012, we originated $34.8 million of SBA 7(a) loans compared to $33.7 million during 2011.

•	During the years ended December 31, 2012 and 2011, our total loan originations were $54.2 million and $38.4 million, respectively.

•	Our pipeline of outstanding loan commitments was $19.5 million at December 31, 2012 compared to $14.3 million at December 31, 2011.

•	We anticipate our 2013 SBA 7(a) loan fundings to be between $40 million and $50 million and total fundings between $55 million and $65 million.

Liquidity

•

Our unsecured revolving credit facility (the “Revolver”) matures June 30, 2014. The interest rate is prime less 50 basis points or the 30-day LIBOR plus 2%, at our option. The amount available under the Revolver increased as scheduled from $35 million to $40 million on January 1, 2013.

•	We had $11.9 million and $17.8 million outstanding on our Revolver at December 31, 2012 and 2011, respectively.

PMC COMMERCIAL TRUST	Earnings Press Release	March 15, 2013

Dividends

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Dividends on our common shares of $0.60 were declared during 2012 which includes the quarterly dividend declared in December 2012 of $0.12 per share that was paid on January 7, 2013 to shareholders of record on December 31, 2012.

•	Our 2012 distributions were 100% return of capital from an income tax perspective.

•	We declared a first quarter 2013 dividend of $0.125 per share payable on April 8, 2013 to shareholders of record on March 29, 2013.

•	Since our inception in 1993, we have paid approximately $184.2 million in dividends or $24.40 per common share.

Financial Position Information

	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
	(In thousands, except per share information)
Loans receivable, net	$238,991	$241,914	$243,759	$235,744	$234,427
Total assets	$247,707	$254,344	$254,853	$247,298	$251,247
Debt	$97,168	$100,544	$101,470	$93,799	$95,861
Total beneficiaries’ equity	$138,326	$141,658	$142,879	$144,982	$146,836
Total equity	$139,226	$142,558	$143,779	$145,882	$147,736
Shares outstanding	10,590	10,590	10,590	10,585	10,575
Net asset value per share	$13.15	$13.46	$13.58	$13.78	$13.97

PMC COMMERCIAL TRUST	Earnings Press Release	March 15, 2013

PMC Commercial Trust and Subsidiaries

Comparative Results of Operations

	Years Ended December 31,			Three Months Ended December 31,
	2012	2011	Inc (Dec) %	2012	2011	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$13,896	$13,571	2%	$3,504	$3,473	1%
Premium income	1,889	1,450	30%	702	649	8%
Other income	1,280	1,055	21%	244	242	1%

Total revenues	17,065	16,076	6%	4,450	4,364	2%

Expenses:
Interest	3,538	3,693	(4%)	892	822	9%
Salaries and related benefits	4,273	4,329	(1%)	923	1,066	(13%)
General and administrative	2,127	2,010	6%	634	408	55%
Strategic alternatives	3,870	778	397%	247	717	(66%)
Severance and related benefits	2,114	—	—	2,114	—	—
Provision for loan losses, net	1,934	460	320%	1,288	98	1,214%

Total expenses	17,856	11,270	58%	6,098	3,111	96%

Income (loss) before income tax provision and discontinued operations, net of tax	(791)	4,806	(116%)	(1,648)	1,253	(232%)
Income tax provision	(565)	(114)	396%	(254)	(152)	67%

Income (loss) from continuing operations	(1,356)	4,692	(129%)	(1,902)	1,101	(273%)
Discontinued operations, net of tax	(823)	(1,045)	(21%)	(180)	(442)	(59%)

Net income (loss)	$(2,179)	$3,647	(160%)	$(2,082)	$659	(416%)

Basic weighted average shares outstanding	10,585	10,570		10,590	10,575

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.13)	$0.44		$(0.18)	$0.10
Discontinued operations, net of tax	(0.08)	(0.10)		(0.02)	(0.04)

Net income (loss)	$(0.21)	$0.34		$(0.20)	$0.06

PMC COMMERCIAL TRUST	Earnings Press Release	March 15, 2013

PMC Commercial Trust and Subsidiaries

Quarterly Operating Results

	Three Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2012	2012	2012	2012	2011
	(In thousands)
Revenues:
Interest income	$3,504	$3,561	$3,433	$3,398	$3,473
Premium income	702	796	278	113	649
Other income	244	507	253	276	242

Total revenues	4,450	4,864	3,964	3,787	4,364

Expenses:
Interest	892	887	876	883	822
Salaries and related benefits	923	1,091	1,115	1,144	1,066
General and administrative	634	495	538	460	408
Strategic alternatives	247	1,421	1,352	850	717
Severance and related benefits	2,114	—	—	—	—
Provision for loan losses, net	1,288	53	118	475	98

Total expenses	6,098	3,947	3,999	3,812	3,111

Income (loss) before income tax benefit (provision) and discontinued operations, net of tax	(1,648)	917	(35)	(25)	1,253
Income tax benefit (provision)	(254)	(272)	(58)	19	(152)

Income (loss) from continuing operations	(1,902)	645	(93)	(6)	1,101
Discontinued operations, net of tax	(180)	(172)	(322)	(149)	(442)

Net income (loss)	$(2,082)	$473	$(415)	$(155)	$659

PMC COMMERCIAL TRUST	Earnings Press Release	March 15, 2013

Real Estate Investment Trust (“REIT”) Taxable Income (Loss)

REIT taxable income (loss) is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board in determining the level of dividends to be paid to our shareholders.

The following reconciles net income (loss) to REIT taxable income (loss):

				Three Months Ended
	Years Ended December 31,			December 31,
	2012	2011	2010	2012	2011
	(In thousands)
Net income (loss)	$(2,179)	$3,647	$4,297	$(2,082)	$659
Book/tax differences:
Gains related to real estate	—	(235)	387	—	—
Strategic alternatives	(678)	678	—	(4,134)	678
Severance accrual (payments)	1,777	(100)	(33)	1,800	(35)
Impairment losses	300	804	317	133	200
Amortization and accretion	(188)	(68)	(102)	(9)	(18)
Loan valuation	1,403	184	(241)	1,004	160
Other, net	157	8	(174)	(41)	(7)

	592	4,918	4,451	(3,329)	1,637
Adjustment for TRS net loss (income), net of tax	(840)	(131)	340	(250)	(271)
Dividend distribution from TRS	—	1,000	300	—	1,000

REIT taxable income (loss)	$(248)	$5,787	$5,091	$(3,579)	$2,366

Distributions declared	$6,353	$6,767	$6,757	$1,270	$1,692

Basic weighted average common shares outstanding	10,585	10,570	10,554	10,590	10,575

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.